Exhibit 10.1

SPECIAL PERFORMANCE UNITS - EXECUTIVES

TREEHOUSE FOODS, INC.

PERFORMANCE UNIT AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of the date set forth on the signature page hereto (the “Date of Grant”), is made and entered into by and between TreeHouse Foods, Inc., a Delaware corporation (the “Company”), and the individual whose name is set forth on the signature page hereto (the “Participant”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company has adopted and approved the TreeHouse Foods, Inc. Equity and Incentive Plan, as amended (the “Plan”), which was approved, as required, by the Company’s stockholders and provides for the grant of stock-based awards and cash incentive awards to certain eligible Employees, Consultants and non-Employee Directors of the Company and its Affiliates; and

WHEREAS, the Compensation Committee (the “Committee”) has selected the Participant to participate in the Plan and has awarded the performance units described in this Agreement (the “Units”) to the Participant; and

WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Units.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to the Participant to continue as an Employee of the Company (or an Affiliate) and to promote the success of the business of the Company and its Affiliates, the parties hereby agree as follows:

1.    Grant of Units. The Company hereby grants to the Participant, effective as of Date of Grant, and on the terms and subject to the conditions, limitations and restrictions set forth in the Plan and in this Agreement, [●] Units. The Participant hereby accepts the Units from the Company.

2.    Transfer Restrictions. None of the Units shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Participant prior to the conversion of Units pursuant to Section 3, and until permitted pursuant to the terms of the Plan.

3.    Vesting and Conversion of Units; Termination of Service.

(a)    Up to one-third (1/3) of the Units, as indicated in Table II below, will be eligible to vest based on the achievement during each Performance Period (calendar year 2019, calendar year 2020, and calendar year 2021) of the Customer Service and Organic Revenue Growth performance goals (the “Performance Goals”), as applicable, in accordance with Table I and Table II below. Except as otherwise provided in this Section 3, to the extent that the Committee certifies, in the manner set forth in the Plan, that the Performance Goals were not met or exceeded in the applicable Performance Period, the Units corresponding to such Performance Period for Customer Service and/or Organic

SPECIAL PERFORMANCE UNITS - EXECUTIVES

Revenue Growth, as applicable, shall be forfeited to the Company for no consideration. Notwithstanding the foregoing, in the event that the Organic Revenue Growth Performance Goal for the calendar year 2020 Performance Period is not achieved, but the cumulative Organic Revenue Growth for the calendar year 2020 and calendar year 2021 Performance Periods equals or exceeds 4%, the Units eligible to vest based on the achievement of Organic Revenue Growth for both calendar year 2020 and calendar year 2021 Performance Periods will vest. For purposes of this Agreement, Customer Service” and “Organic Revenue Growth” each shall have the meaning set forth on Exhibit A hereto.

(b)    Following completion of the applicable Performance Period, the Committee shall determine the extent to which the Units eligible to vest based on performance achievement during such Performance Period have actually vested. Such determination by the Committee shall be made as soon as practicable following the completion of the applicable Performance Period, but no later than the 75th day after the end of such Performance Period. Once vested, the Units (determined as described in Section 3(a) above) shall be converted to either (i) Stock or (ii) a cash amount per Unit equal to the Fair Market Value of a share of Stock, at the discretion of the Committee, as soon as administratively practicable following the completion of the applicable Performance Period, but no later than the 75th day after the end of the applicable Performance Period, provided that, and except as otherwise provided in Section 3(c) or 3(d) below, (1) the Committee certifies the attainment of the Performance Goals in the manner set forth in the Plan and (2) the Participant continues to be employed by the Company (or an Affiliate) through the end of the applicable Performance Period; provided, that with respect to the calendar year 2019 Performance Period, the Participant must remain employed by the Company (or an Affiliate) through the first anniversary of the Date of Grant. Notwithstanding anything herein to the contrary, the Committee may exercise negative discretion and reduce the payout of the Units in the event that the Participant, as determined in the Committee’s sole discretion, does not act during the Performance Period in a manner consistent with the Company’s values and responsibilities to employees, customers, consumers and shareholders including without limitation those matters set forth in the Company’s Code of Ethics.

(c)    If the Company terminates the Participant’s Service without Cause during a Performance Period, the Units will remain outstanding and eligible to vest based on achievement of the Performance Goals for each Performance Period, as set forth in Section 3(a). Such Units shall be converted to Stock or cash, at the discretion of and following the approval of the Committee, as soon as administratively practicable following completion of the applicable Performance Period, but no later than the 75th day after the end of the applicable Performance Period.

(d)    If the Participant’s Service terminates during a Performance Period as a result of the Participant’s death, Disability or Retirement, a pro-rata portion of the Units, based on a fraction the numerator of which is the number of days elapsed from the Date of Grant through the date of such termination and the denominator of which is the total of days in the Performance Periods, will remain outstanding and eligible to vest based on achievement of the Performance Goals for each Performance Period, as set forth in Section 3(a). Such Units shall be converted to Stock or cash, at the discretion of and following the approval of the Committee, as soon as administratively practicable following completion of the applicable Performance Period, but no later than the 75th day after the end of the applicable Performance Period.

SPECIAL PERFORMANCE UNITS - EXECUTIVES

(e)    The performance measures and Performance Goals for each Performance Period and the applicable Units that are eligible to vest based on performance are set forth in the tables below:

Table I: Performance Goals

Performance Goals
Performance Metrics	Calendar Year 2019	Calendar Year 2020	Calendar Year 2021
Customer Service	≥ 97.4%	≥ 98.1%	≥ 98.1%
Organic Revenue Growth	N/A	≥ 2%	≥ 2%

Table II: Units Vested Based on Performance

Units Vested
Performance Metric	Calendar Year 2019	Calendar Year 2020	Calendar Year 2021
Customer Service	1/3 of the Units	1/6 of the Units	1/6 of the Units
Organic Revenue Growth	N/A	1/6 of the Units	1/6 of the Units

4.    Effect of Change in Control. In the event of a Change in Control, the Units will be treated in accordance with the terms of the Plan.

5.    Forfeiture. Except as provided in Section 3, any unvested Units shall be forfeited to the Company upon the Participant’s termination of Service with the Company and its Affiliates for any reason prior to the third (3rd) anniversary of the Date of Grant.

6.    Non-Solicitation of Employees.

(a)    [Omitted].

(b)    The Participant agrees that, in return for the Company providing the Participant with the opportunity to receive Units under the terms of this Agreement, during the Participant’s Service with the Company and its Affiliates, and for a period of twelve (12) months following the date on which the Participant’s Service terminates for any reason (the “Restricted Period”), the Participant shall not, except in the course of carrying out the Participant’s duties of Service with the Company, directly or indirectly induce any employee of the Company or any of its Affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

SPECIAL PERFORMANCE UNITS - EXECUTIVES

(c)    The Participant agrees and acknowledges that the Participant’s obligations under this Section 6 remain in full force and effect even if the Participant does not accrue or receive any portion of the Units and/or the Participant’s Service with the Company is terminated, regardless of the reason, before the Participant becomes eligible to accrue or receive any portion of the Units. The restrictions in this Section 6 shall be extended for any time during which the Participant is in breach such that the Participant does not engage in any of the activities during the Participant’s Service and during the Restricted Period. To the extent permitted by law, if the Company determines that the Participant has violated or is threatening to violate this Section 6, the Participant will immediately forfeit all Units hereunder and the Company will have the right to seek repayment of any Units that have already been paid. In addition, the covenants in this Section 6 relate to special, unique, and extraordinary matters and a violation of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining the Participant from committing any violation of this Section 6. This injunctive remedy shall be cumulative and in addition to any other rights and remedies the Company has at law or in equity.

7.    No Rights as a Stockholder. The Participant shall not be entitled to any of the rights of a stockholder with respect to the Units unless and until such Units vest and are converted to shares of Stock, including without limitation the right to vote and tender Stock and the right to receive dividends and other distributions payable with respect to Stock.

8.    Tax Withholding. The Company shall have the right to require the Participant to remit to the Company, or to withhold from other amounts payable to the Participant, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements as provided in the Plan, or the Company shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

9.    Plan Incorporated. The Participant accepts the Units subject to all the terms and conditions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings set forth in the Plan. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan.

10.    Miscellaneous.

(a)    No Guaranteed Service or Employment. Neither the granting of the Units, nor any provision of this Agreement or the Plan, shall (a) affect the right of the Company to terminate the Participant at any time, with or without Cause, or (b) shall be deemed to create any rights to employment or Service or continued employment or continued Service on the part of the Participant or any rights to participate in any employee benefit plan or program (other than the Plan) of the Company or any Affiliate or to receive any benefits or rights associated with

SPECIAL PERFORMANCE UNITS - EXECUTIVES

employment or Service with the Company. The rights and obligations arising under this Agreement are not intended to and do not affect the employment or Service relationship that otherwise exists between the Company (or any Affiliate) and the Participant, whether such relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and the Participant; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

(b)    Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive offices, and any notice to be given to the Participant shall be addressed to the Participant at the address set forth on the attached Notice of Grant, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

(c)    Binding Agreement. Subject to the limitations in this Agreement on the transferability by the Participant of the Units, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

(d)    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois and the United States, as applicable, without reference to the conflicts of law provisions thereof. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook or DuPage, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

(e)    Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.

(f)    Headings. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

(g)    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(h)    No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

SPECIAL PERFORMANCE UNITS - EXECUTIVES

(i)    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

(j)    Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

(k)    Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only if and when it is properly completed and filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such valid and effective designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(l)    Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate, in its sole discretion, to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(m)    No Vested Right to Future Awards. Participant acknowledges and agrees that the granting of Units under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further awards under the Plan or a successor equity plan of the Company, in the future.

(n)    Use of Personal Data. By executing this Agreement, Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, and details of all past awards and current awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Affiliates, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

SPECIAL PERFORMANCE UNITS - EXECUTIVES

(o)    Erroneously Awarded Compensation. The Units issued and any cash or Stock paid with respect to Units hereunder are subject to any compensation recoupment and/or recovery policy adopted by the Company from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

(p)    Amendment. Any amendment to the Agreement shall be in writing and signed by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 19th day of February, 2019.

TREEHOUSE FOODS, INC.

By
Name:
Title:

PARTICIPANT

Name:

SPECIAL PERFORMANCE UNITS - EXECUTIVES

EXHIBIT A

Definitions

“Customer Service” means total cases shipped versus cases ordered in the specified Performance Period. Permissible circumstances to adjust customer orders are as follows:

(1)	Orders were a customer orders discontinued items;

(2)	Changes for pre-approved substitutions;

(3)	Orders below minimum quantities; and

(4)	Where product is on allocation, cases ordered equals communicated allocation quantity.

“Organic Revenue Growth” means the change in calendar year GAAP Net Revenue for the specified Performance Period, adjusted for pricing, for sales associated discontinued products due to simplification initiatives and/or for sales associated with acquisitions or divestitures of businesses. The Committee reserves the right to make equitable adjustments to reflect revenue simplification actions taken by the Company including any SKU rationalization actions.